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                                EXHIBIT  NO. 2.1

                          ARTICLES OF INCORPORATION OF
                        ECO-SYSTEMS MARKETING CORPORATION.

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FILED
THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

JAN 07 1993                 ARTICLES OF INCORPORATION

???? SECRETARY OF STATE                OF

/s/ G. Alfred Roensch   ECO-SYSTEMS MARKETING CORPORATION
C139-93
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     Pursuant To the provisions of Section 78.035 of the Nevada Business
Corporation Code, the undersigned hereby adopts the following:

     ARTICLE I.  The name of the corporation is:

          ECO-SYSTEMS MARKETING CORPORATION

     ARTICLE II. The principal place of business for the corporation and the Resident Agent shall be:

                  Steven E. Tackes, Esq.
                  510 West, Fourth Street
                  Carson City, Nevada 89702

     ARTICLE III. The corporation may engage in any lawful activity authorized by the laws of the State of Nevada.

     ARTICLE IV. The corporation shall be authorized to issue two classes of stock, namely, common stock and preferred stock. The number of shares of common stock is ONE MILLION (1,000,000) shares will be par value of 1 Mil ($.001) per share and the number of preferred shares shall be ONE MILLION (1,000,000) shares with a par value of one ($.01) cents per share.

     ARTICLE V. The preferred shares may be issued from time to time in one or more series. The Board of Directors are authorized to fix the number of shares of any series of preferred shares and to determine the designation of any such shares as well as to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred shares.

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     ARTICLE VI.  The governing body of the corporation shall be known as directors, and the number, names and post office addresses of the first board of directors, which shall consist of three (3) are:

                  Owen K. Stephenson
                  550 Montgomery St., #750
                  San Francisco, CA 94111

                  G. Alfred Roensch
                  550 Montgomery St., #750
                  San Francisco, CA 94111

                  Ennis Wuite
                  839 Fairway View Dr.
                  Eugene, OR 97401

     ARTICLE VII. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debt of the corporation.

     ARTICLE VIII. The name of the incorporation signing these Articles of Incorporation, and his address is:

                  G. Alfred Roensch
                  550 Montgomery St., #750
                  San Francisco, CA 94111

     ARTICLE IX.  This corporation shall have perpetual existence.

     ARTICLE X. In accordance with Section 78.037 of the Nevada Business Corporation Code, the directors and officers of this corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a


                                      -2-

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director or officer, so long as the acts or omissions did not involve intentional misconduct, fraud or a knowing violation of the law or as a result of the payment of dividends in violation of NRS 78.300.

         Dated:  January 4, 1993
                                                     /s/ G. Alfred Roensch
                                                 ------------------------------
                                                     G. Alfred Roensch



STATE OF CALIFORNIA        )
                           )  ss.
COUNTY OF SAN FRANCISCO    )

     On the 4th day of January, 1993, personally appeared before me, G. Alfred Roensch, who acknowledges to me that he is the signer of the foregoing Articles of Incorporation.

                                                          /s/ Lisa Carroll
                                                     --------------------------
                                                                NOTARY PUBLIC

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          [illegible]

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     My commission Expires:

             SEAL